As filed with the Securities and Exchange Commission on June 28, 2007

Registration Number 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRB ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	20-0563497
(State or Other Jurisdiction of	(I.R.S. Employer Identification No.)
Incorporation or Organization)

1875 Lawrence Street, Suite 450
Denver, Colorado 80202
(Address of Principal Executive Offices)

PRB Energy, Inc. 2007 Equity Incentive Plan
(Full Title of the Plan)

Robert W. Wright
Chairman and Chief Executive Officer
PRB Energy, Inc.
1875 Lawrence Street, Suite 450
Denver, Colorado 80202
(303) 308-1330
(Name and Address of Agent For Service)

Copy to:
Douglas R. Wright, Esq.
Faegre & Benson LLP
3200 Wells Fargo Center
1700 Lincoln Street
Denver, Colorado 80203
(303) 607-3500

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock issuable under the 2007 Equity Incentive Plan ($.001 par value)	973,709 shares (3)	$2.56	$2,492,695	$77

(1)           Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement includes an indeterminate number of additional shares as may become issuable pursuant to the PRB Energy, Inc. 2007 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction.

(2)           Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices per share of the registrant’s common stock on June 26, 2007, as reported on the American Stock Exchange.

(3)           This amount together with the shares previously registered on Form S-8 in connection with the PRB Energy, Inc. (“we,” “us,” “our,” or the “Registrant”) predecessor equity compensation plan represents 20% of the issued and outstanding shares of our common stock as of May 11, 2007.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.           Plan Information.*

Item 2.           Registrant Information and Employee Plan Annual Information.*

*Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended, and the Note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

We incorporate by reference the following documents filed with the Securities and Exchange Commission (the “Commission”):

(1)                                  Our annual report on Form 10-K, filed March 30, 2007, which contains audited financial statements for our fiscal year ended December 31, 2006, the latest fiscal year for which such statements have been filed.

(2)                                  Our quarterly report on Form 10-Q, filed May 15, 2007.

(3)                                  Our current reports on Form 8-K, filed January 5, 2007, January 9, 2007, January 12, 2007, as amended, January 17, 2007, January 30, 2007, February 2, 2007, February 14, 2007, April 23, 2007, June 5, 2007, and June 21, 2007.

(4)                                  The description of our common stock contained in our Registration Statement on Form 8-A filed with the Commission on April 8, 2005.

In addition, all other reports and documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (except for portions of our current reports furnished as opposed to filed on Form
8-K), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment that indicates that all the securities offered hereby have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated herein by reference and to be a part hereof from the date of the filing of such documents with the Commission.

Any statement contained in a document incorporated, or deemed to be incorporated, by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or incorporated by reference or in any other subsequently filed document that also is or is deemed to be incorporated by reference modifies or supersedes the statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing to or telephoning us at the following address:

PRB Energy, Inc.
1875 Lawrence Street, Suite 450
Denver, Colorado 80202
(303) 308-1330

Item 4.           Description of Securities.

Not applicable.

Item 5.           Interests of Named Experts and Counsel.

Not applicable.

Item 6.           Indemnification of Directors and Officers.

The Nevada Revised Statutes provide that a corporation may indemnify its officers and directors against expenses actually and reasonably incurred in the event an officer or director is made a party or threatened to be made a party to an action (other than an action brought by or on behalf of the corporation as discussed below) by reason of his or her official position with the corporation provided the director or officer (1) is not liable for the breach of any fiduciary duties as a director or officer involving intentional misconduct, fraud or a knowing violation of the law or (2) acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and, with respect to any criminal actions, had no reasonable cause to believe his or her conduct was unlawful.  The Nevada Revised Statutes further provide that a corporation generally may not indemnify an officer or director if it is determined by a court that such officer or director is liable to the corporation or responsible for any amounts paid to the corporation as a settlement, unless a court also determines that the officer or director is entitled to indemnification in light of all of the relevant facts and circumstances.  The Nevada Revised Statutes require a corporation to indemnify an officer or director to the extent he or she is successful on the merits or otherwise successfully defends the action.

Our bylaws, as amended, provide that we will indemnify our directors and officers to the maximum extent permitted by Nevada law, including in circumstances in which indemnification is otherwise discretionary under Nevada law.  These indemnification provisions may be sufficiently broad to permit indemnification of our officer and directors for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.  We have been advised that, in the opinion of the Commission, indemnification of directors and officers for liabilities arising under the Securities Act of 1933, as amended, is against public policy and, therefore, such indemnification provisions may be unenforceable.

Item 7.           Exemption from Registration Claimed.

Not applicable.

Item 8.           Exhibits.

The following is a list of all exhibits filed as part of this registration statement or, as noted, incorporated by reference into this registration statement:

Exhibit No.	Description
4.1	Amended Articles of Incorporation of the Registrant (filed as an exhibit to Form S-1/A filed on January 28, 2005 and incorporated by reference herein).

4.2	Amendment to the Amended Articles of Incorporation of the Registrant to change the Registrant’s name (filed as an exhibit to Form 10-K filed on March 30, 2007 and incorporated by reference herein).

4.3	Amended By-laws of the Registrant (filed as an exhibit to Form S-1/A filed on January 28, 2005 and incorporated by reference herein).

4.4	Form of Common Stock Certificate (filed as an exhibit to Form 8-A filed on April 8, 2005 and incorporated by reference herein).

5.1	Opinion of Faegre & Benson, LLP.

10.1	PRB Energy, Inc. 2007 Equity Incentive Plan (filed as an exhibit to Form 8-K filed on June 5, 2007 and incorporated by reference herein).

23.1	Consent of Ehrhardt Keefe Steiner & Hottman PC.

23.2	Consent of Hein & Associates LLP.

23.3	Consent of Faegre & Benson, LLP (included in Exhibit 5.1).

Item 9.           Undertakings.

(a)                                  The Registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934, as amended), that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 28th day of June, 2007.

PRB ENERGY, INC.

By:	/s/ Robert W. Wright
Robert W. Wright,
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons, in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Robert W. Wright	Chairman, Chief Executive Officer and Director	June 28, 2007
Robert W. Wright	(principal executive officer)

/s/ William F. Hayworth	President, Chief Operating Officer and Director	June 28, 2007
William F. Hayworth

/s/ Daniel D. Reichel	Vice President of Finance and Treasurer	June 28, 2007
Daniel D. Reichel	(principal financial and accounting officer)

/s/ Gus J. Blass, III	Director	June 28, 2007
Gus J. Blass, III

/s/ Paul L. Maddock, Jr.	Director	June 28, 2007
Paul L. Maddock, Jr.

/s/ Sigmund J. Rosenfeld	Director	June 28, 2007
Sigmund J. Rosenfeld

/s/ Reuben Sandler	Director	June 28, 2007
Reuben Sandler

/s/ James P. Schadt	Director	June 28, 2007
James P. Schadt